Exhibit 10.2

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is made and entered into as of March 28, 2011 by and between The Wet Seal, Inc., Delaware corporation (the “Company”), and Ken Seipel (“Participant”). Capitalized terms not defined herein will have the meaning ascribed to them in the Company’s Amended and Restated 2005 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”).

Total Option Shares:	400,000

Exercise Price Per Share:	$[ ]

Date of Grant:	March 28, 2011

Expiration Date:	March 28, 2018

Type of Stock Option
(Check One):	☐ Incentive Stock Option, to the maximum extent permissible
☒ Nonqualified Stock Option

1. Grant of Option.

1.1 The Company hereby grants to Participant an option (this “Option”) to purchase the total number of shares of Common Stock of the Company set forth above as Total Option Shares (the “Shares”) at the Exercise Price Per Share, subject to all of the terms and conditions of this Agreement and the Plan.

1.2 The grant of this Option to Participant is made in consideration of the services to be rendered to the Company by Participant, pursuant to that certain Employment Agreement, dated as of March 21, 2011, between the Company and Participant (the “Employment Agreement”). The Company acknowledges that this Option is granted pursuant to the authority of the Board. This Option and the Shares shall be subject to the terms and conditions of the Plan; provided that to the extent there is conflict between the Plan and this Agreement, this Agreement shall control.

2. Exercise Period.

2.1. This Option will become vested and exercisable with respect to (a) One Hundred Thousand (100,000) of the Shares on each of the next two (2) anniversaries of the Date of Grant and (b) Two Hundred Thousand (200,000) of the Shares on the third (3rd) anniversary of the Date of Grant until this Option is one hundred percent (100%) vested, subject to Participant’s Continuous Service as Chief Operating Officer with the Company on each of those vesting dates. Except as provided in this Agreement, unvested Shares will not be exercisable on or after Participant’s termination of Continuous Service as Chief Operating Officer (“Termination Date”) and will immediately terminate on such Termination Date.

2.2. This Option will expire on the Expiration Date set forth above or earlier as provided in this Agreement or the Plan.

3. Termination of Continuous Service.

3.1. If Participant’s Continuous Service as Chief Operating Officer is terminated, this Option will remain exercisable as follows:

(a) If Participant’s termination of Continuous Service as Chief Operating Officer is due to death, all unvested Shares that would have vested on the next vesting date immediately following the Termination Date will vest and be exercisable as of the Termination Date and all remaining unvested Shares will terminate and all vested Shares will be exercisable by Participant’s designated beneficiary, or if none, the person(s) to whom such Participant’s rights under this Option are transferred by will or the laws of descent and distribution for one (1) year following the Termination Date (but in no event beyond the term of this Option).

(b) If Participant’s termination of Continuous Service as Chief Operating Officer is due to Disability (as defined in the Employment Agreement), all unvested Shares that would have vested on the next vesting date immediately following the Termination Date will vest and be exercisable as of the Termination Date and all remaining unvested Shares will terminate and all vested Shares will be exercisable by Participant for one (1) year following the Termination Date (but in no event beyond the term of this Option).

(c) If Participant’s termination of Continuous Service as Chief Operating Officer is due to termination for Cause (as defined in the Employment Agreement) or voluntary termination without Good Reason (as defined in the Employment Agreement) by Participant, the Shares will terminate on the Termination Date, regardless of whether the Shares were then exercisable.

(d) If Participant’s termination of Continuous Service as Chief Operating Officer is due to termination without Cause (as defined in the Employment Agreement) or termination for Good Reason (as defined in the Employment Agreement) by Participant, all unvested Shares that would have vested on the next vesting date immediately following the Termination Date will vest and be exercisable as of the Termination Date and all remaining unvested Shares will terminate on the Termination Date. All Shares (to the extent exercisable as of the Termination Date, including previously vested Shares and Shares vested pursuant to this Section 3.1(d)), will be exercisable for a period of six (6) months following such Termination Date (but in no event beyond the term of this Option) and will thereafter terminate. Participant’s status as Chief Operating Officer will not be considered terminated in the case of a leave of absence agreed to in writing by the Company (including but not limited to military and sick leave); provided that, such leave is for a period of not more than three (3) months or reemployment upon expiration of such leave is guaranteed by contract or statute.

3.2. Nothing in the Plan or this Agreement will confer on Participant any right to the continuation of service with the Company, or any of its Subsidiaries, or interfere in any way with the right of the Company or its Subsidiaries to terminate his Continuous Service as Chief Operating Officer at any time.

4. Manner of Exercise.

4.1. Participant (or in the case of exercise after Participant’s death or Disability, Participant’s executor, administrator, heir or legatee, as the case may be) may exercise this Option by giving written notice of exercise to the Company in a form approved by the Company specifying the number of Shares to be purchased. Such notice must be accompanied by the payment in full of the aggregate exercise price for the Shares to be acquired. The aggregate exercise price for the Shares may be paid by in the following manner: (a) cash or certified or bank check, (b) surrender of Common Stock held by Participant for at least six (6) months prior to exercise (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes) or the attestation of ownership of such shares, in either case, if so permitted by the Company, (c) if established by the Company, through a “same day sale” commitment from Participant and a broker-dealer selected by the Company that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby Participant irrevocably elects to exercise this Option and to sell a portion of the Shares so purchased sufficient to pay for the total exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total exercise price directly to the Company, or (d) by any combination of the foregoing or such other manner as determined by the Board, and, in all instances, to the extent permitted by applicable law. Participant’s subsequent transfer or disposition of any Shares acquired upon exercise of an Option will be subject to any Federal and state laws then applicable, specifically securities law, and the terms and conditions of the Plan.

4.2. Upon (a) exercise of a Nonqualified Stock Option or (b) under any other circumstances determined by the Committee in its sole discretion, the Company will have the right to require any Participant, and such Participant by accepting the Awards granted under the Plan agrees, to pay to the Company the amount of any federal, state, local income taxes or other taxes incurred by reason of the exercise of this Option granted hereunder that the Company may be required to withhold with respect thereto. In the event of clauses (a) or (b), Participant will pay to the Company such amount as the Company deems necessary to satisfy its minimum tax withholding obligation and such payment will be made: (i) in cash, (ii) to the extent authorized by the Compensation Committee of the Board (the “Committee”), having the Company retain shares which would otherwise be delivered upon exercise of this Option, (iii) to the extent authorized by the Committee, delivering or attesting to ownership of the Shares owned by the holder of this Option for at least six (6) months prior to the exercise of this Option (or such longer or shorter period as may be required to avoid a change to earnings for financial accounting purposes), or (iv) any combination of any such methods. For purposes hereof, the Shares will be valued at Fair Market Value.

5. Issuance of Shares. Except as otherwise provided in the Plan or this Agreement, as promptly as practicable after receipt of such written notification of exercise and full payment of the exercise price and any required income tax withholding, the Company will issue or transfer to Participant the number of Shares with respect to which this Option have been so exercised (less any Shares withheld in satisfaction of tax withholding obligations, if any), and will deliver to Participant a certificate or certificates therefor or in book entry form, registered in Participant’s name.

6. Company; Participant.

6.1. The term “Company” as used in this Agreement with reference to Continuous Service as Chief Operating Officer will include the Company and its Subsidiaries, if any, as appropriate.

6.2. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom this Option may be transferred by will or by the laws of descent and distribution, the word “Participant” will be deemed to include such person or persons.

7. Non-Transferability. This Option is not transferable by Participant otherwise than to a designated beneficiary upon death or by will or the laws of descent and distribution, and is exercisable during Participant’s lifetime only by her. No assignment or transfer of this Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent and distribution), will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer this Option will terminate and become of no further effect.

8. Rights as Stockholder. Participant or a transferee of this Option will have no rights as stockholder with respect to any Shares until he or she will have become the holder of record of such Shares, and no adjustment will be made for dividends or distributions or other rights in respect of such Shares for which the record date is prior to the date upon which he or she will become the holder of record thereof.

9. Adjustments. The Shares into which this Option is exercisable may be adjusted or terminated in any manner as contemplated by the Plan.

10. Change of Control. Notwithstanding the terms of the Plan to the contrary, to the extent Participant is terminated without Cause by the Company or its successor or Participant terminates his employment for Good Reason within one hundred and eighty (180) days after a Change of Control, Participant shall be entitled to the greater of:

(a) the vesting in full of his then unvested Shares that would have vested on the vesting date immediately following the Termination Date, and

(b) (i) if the consideration per share payable to the Company’s stockholders at the closing of the Change of Control transaction equals or exceeds $5.52, the vesting of thirty-three and one-third percent (33 1/3%) of all the remaining unvested Shares, (ii) if the consideration per share payable to the Company’s stockholders at the closing of the Change of Control transaction equals or exceeds $6.96, the vesting of sixty-six and two-thirds percent (66 2/3%) of all the remaining unvested Shares; or (iii) if the consideration per share payable to the Company’s stockholders at the closing of the Change of Control transaction equals or exceeds $8.40, the vesting of all the remaining unvested Shares.

11. Registration. The Company hereby agrees to register the Shares as promptly as practicable after the granting of this Option on Registration Statements on Form S-8 and Form S-3, as the case may be (or any successor to Form S-8 or Form S-3, as applicable), or to the extent not available, on any similar short-form registration statement.

12. Compliance with Law. Notwithstanding any of the provisions hereof, Participant hereby agrees that he will not exercise this Option, and that the Company will not be obligated to issue or transfer any Shares to Participant hereunder, if the exercise hereof or the issuance or transfer of such Shares will constitute a violation by Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee will be final, binding and conclusive. The Company shall take all appropriate steps, including, to the extent necessary, the filing of an appropriate registration statement at its sole expense, such that Participant may sell the Shares upon the lapse of the restrictions set forth herein, subject to the Company’s insider trading policies.

13. Notices.

13.1 All notices, requests, demands or other communications that are required or may be given under this Agreement shall be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to the Company,

Vice President, Human Resources

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

Facsimile No.: (949) 699-4722

If to Participant, at the most recent address listed in the Company’s records.

13.2 All notices, requests or other communications will be effective and deemed given only as follows: (a) if given by personal delivery, upon such personal delivery, (b) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (c) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (d) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

14. Binding Effect. Subject to Section 7 hereof, this Agreement will be binding upon the heirs, executors, administrators and successors of the parties hereto.

15. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California without regard to its conflict of law principles.

16. Plan. The terms and provisions of the Plan are incorporated herein by reference, and Participant hereby acknowledges that a copy of the Plan is attached hereto as Exhibit A.

17. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person or persons to whom this Agreement may be transferred by will or the laws of descent or distribution.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE WET SEAL, INC.

By:
Name:
Title:

PARTICIPANT

Ken Seipel

EXHIBIT A

THE WET SEAL, INC.

AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN